Exhibit 5.1


                  OFFICES                                    MAILING ADDRESS
       2500 Wachovia Capitol Center                           P.O. Box 2611
       Raleigh, North Carolina 27601                     Raleigh, North Carolina
       -----------------------------                            27602-2611
                                                                ----------
                                  September 29, 2009

                                                       TELEPHONE: (919) 821-1220
                                                       FACSIMILE: (919) 821-6800


Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, North Carolina 27524

       Re:        Four Oaks Fincorp, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Four Oaks Fincorp, Inc., a North Carolina corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 200,000 shares of the Company's common stock, $1.00 par value per share (the "Shares"), for issuance under the Company's Amended and Restated Non-qualified Stock Option Plan, as amended (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         We have examined the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, certain resolutions of the Board of Directors of the Company, and such other corporate documents, records, and matters of law as we have deemed appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also received a certificate of certain officers of the Company, dated of even date herewith, relating to the issuance of the Shares pursuant to the Plan.

         Based upon the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company's common stock, or (b) the book entry of the Shares by the transfer agent for the Company's common stock, such shares will be validly issued, fully paid, and non-assessable.

         We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be

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inferred or implied herefrom. This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under
Section 7 of the Act or the regulations promulgated pursuant to the Act.

         Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                             Sincerely yours,

                             /s/ Smith, Anderson, Blount, Dorsett, Mitchell &
                                 Jernigan, L.L.P.


                             SMITH, ANDERSON, BLOUNT, DORSETT,
                               MITCHELL & JERNIGAN, L.L.P.